Exhibit 10.14

FIRST AMENDMENT TO THE AMENDED AND RESTATED CME GROUP INC.

INCENTIVE PLAN FOR NAMED EXECUTIVE OFFICERS

This First Amendment (this “First Amendment”) amends that certain Amended and Restated CME Group Inc. Incentive Plan for Named Executive Officers (as amended and restated as of December 31, 2008 and hereinafter, the “Plan”). All capitalized terms used but not defined herein shall have the meanings assigned to those terms under the Plan.

1.	Pursuant to Section 7(e) of the Plan, a new Section 7(l) is hereby added to the Plan, as follows:

(l) Recoupment. It shall be a condition of payment of an Award under the Plan that any Participant who holds the position of Executive Chairman, serves on the Management Team or holds the position of Managing Director (any such person being referred to hereinafter as a “Covered Participant”) agree to the applicability of this Section 7(l) to any Award paid to such Participant under the Plan as a Covered Participant. In the event that a Covered Participant receives a payment pursuant to the Plan and: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a restatement of Company financial statements filed with the Securities and Exchange Commission; and (2) a lower payment would have been made to the Covered Participant based upon the restated financial results, upon the recommendation of the Compensation Committee, the Board may, in its discretion, require such Covered Participant to repay all or a portion of the difference between the payment received by the Covered Participant and the payment which would have been paid to the Covered Participant based on the restated financials (such difference being referred to as the “Recoupment Amount”). In order to collect the Recoupment Amount, the Board may require the Covered Participant to forfeit all or a portion of any unvested restricted stock issued in respect of Awards hereunder, in an amount not to exceed the Recoupment Amount. The Company’s right to require repayment or forfeiture set forth in this Section 7(l) shall apply only if the facts leading to a determination that a restatement is required are discovered within the three (3) fiscal years following the fiscal year with respect to which the Covered Participant is paid an Award hereunder. The Recoupment Amount shall be determined by the Board in its good faith discretion and without regard to any deferral of Awards hereunder. The Committee may require any Covered Participant to execute an acknowledgement of the applicability of this Section 7(l) and an agreement to comply with its provisions, in such form as the Committee may determine, as a condition to the receipt of any payment under the Plan.

2.	The terms of the Plan, as amended hereby, are confirmed in all respects and remain in full force and effect.

3.	This First Amendment is effective as of February 2, 2010.